Exhibit 10.3

HUMAN RESOURCES POLICY

Code of Ethics
US-107

Inventions & Confidential Information form

General

It is the Company’s belief that our high ethical standards will be more effectively carried out in practice if there is a clear expression and understanding of the kind of conduct that is expected of all employees. The Company’s Code sets forth established standards and procedures, which all employees are expected to follow. It is essential that all employees read, understand and adhere to the Code.

While the Code outlines many responsibilities applicable to IR employees, it is not all-inclusive and is not designed to provide an answer to every question that may arise. If employees have specific questions concerning activities relative to the matters set forth in this policy or any corporate action, they should discuss their concerns with their supervisor, senior management, the Legal staff or an HR representative.

While this Code assigns basic responsibilities to all employees for implementing the Company’s ethics policies, all supervisors are responsible for taking actions to assure that employees under their supervision are familiar with and understand the standards or conduct expected of all employees.

Basic Policies Applicable to All IR Employees

I.                                         Comply with All Applicable Laws and Regulations

All employees must comply with all applicable laws and government regulations in the United States and in other countries where IR conducts business. Without limitation, attention should particularly be paid to statutes and regulations in the following areas : antitrust, anti-money laundering and export control.

Determining which acts may raise legal issues may sometimes be unclear. Whenever doubt or ambiguity exists, advice of the Legal Department should be obtained.

II. Fair Dealings with Customers, Suppliers and Other Third Parties

Employees are expected to be truthful, accurate and complete in all representations to customers and suppliers. The submission of a proposal, quotation or other document or any written statement that is false, incomplete or misleading could result in liability for the Company, the employee and the supervisors who condone such practices.

Employees are also expected to do business only with reputable and qualified suppliers and representatives and should follow appropriate business procedures to assure such parties’ qualifications.

•                  Improper Payments

The Company does not permit nor condone bribes, kickbacks, or any other illegal or improper payments, transfers or receipts to any third party or any IR employee.

II.                                     Deal Honestly with Governments and Governmental Officials

Company employees are required to comply with U.S. and foreign laws concerning dealings with foreign officials. In general, employees may not promise, offer or make any payments in money, products, or services to any foreign official in exchange for, or in order to bring about, favorable business treatment or to affect any government decision.

The Foreign Corrupt Practices Act (FCPA) specifically prohibits bribery of foreign officials and requires all domestic companies to maintain reasonably complete and accurate books and records which satisfy FCPA requirements. The anti-bribery provisions of the FCPA make it a criminal offense to offer a bribe to a foreign official, foreign political party, party official or candidate for foreign political office in order to obtain, retain, or direct business to any person. No Company employee shall engage in any activity, which violates the FCPA or is likely to circumvent the Company’s systems, procedures and controls for internal accounting. Company employees are required to seek advice from the Legal Operation if any issues arise concerning the FCPA.

In addition, there are extensive regulations and procedures that may be applicable when IR is conducting business with a governmental entity. Employees are expected to consult with the Legal Department when dealing directly with any government entity.

IV. Deal Honestly as an IR Employee

•                  Maintain Accurate Books and Accounts

All Company payments and other transactions must be properly authorized by management and be accurately and completely recorded on the Company’s books and records in accordance with generally accepted accounting principles and established corporate accounting policies. It is a violation of Company policy to make false, incomplete or misleading entries or statements. No undisclosed or unrecorded Company funds shall be established for any purpose and no Company funds shall be placed in any personal or non-corporate account.

Time records must be filled out in a complete, accurate and timely manner. Employees are to ensure that hours worked and costs are applied to the account for which they were in fact incurred.

The employee’s signature on a time record is his/her representation that the time recorded accurately reflects the number of hours worked on the specified project or job order.

The supervisor’s signature is a representation that the time record has been reviewed and that steps have been taken to verify the validity of the hours reported and the correct allocation of those hours.

•                  Avoid Conflicts of Interests or Outside Interests Which Could Reflect Unfavorably On IR

The Company expects its employees to devote their full working time and efforts to the Company’s interests and to avoid any activity that might detract from or conflict with the Company’s interests or unfavorably reflect on the Company or its reputation. In particular, employees may not have any employment, consulting or other business relationship with a competitor, customer or supplier of the Company or invest in any competitor, customer, or supplier of the Company (except for moderate holdings of publicly traded securities) unless the employee has the advance written permission of the appropriate Company officer after consultation with the Legal Operations.

In addition employees should not (a) take for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) use corporate property, information, or position for personal gain; and (c) compete with the company.  Employees, officers and directors owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

It is imperative that any actual or potential conflicts be disclosed immediately to Company management. Failure to disclose this conflict of interest is a violation of Company policy and may result in disciplinary action, including termination.

•                  Protect Confidential Company Information

Employees may not disclose to any outside party, unless specifically authorized in writing by management and pursuant to established policies and procedures, any non-public business, financial, personnel, or technological information, plans or data which they have acquired or otherwise have access to during employment at the Company.

Upon termination of employment, employees may not copy, take, or retain any documents containing Company restricted information.

The prohibition against disclosing Company restricted information extends indefinitely beyond any period of employment. Each employee’s agreement to protect the confidentiality of such information is considered an important condition of his or her employment at the Company.

V. Follow All Published IR Policies

In addition to this policy, IR periodically issues other policies relating to specific legal or integrity areas. These policies may focus more extensively on specific issue areas and may include additional procedures or programs relating to such policies. Such policies are also included within this Code and employees are expected to fully comply with those policies as well. Other published policies include those on Equal Employment Opportunity/Sexual Harassment, Insider Trading, Internet Use, Environment, Health and Safety, Export/Import Compliance and Financial Reporting.

Reporting Violations and Discipline

Strict adherence to this Code of Ethics is vital. Supervisors are responsible for taking actions to ensure that employees adhere to the provisions of the Code and are periodically educated about the provisions of this Code.

For clarification or guidance on any point in the Code, please consult your supervisor, a Human Resources representative or the Company’s Legal Department.

Employees are expected to report any suspected violations of the Code or other irregularities to their supervisor, the Human Resources Department or the Legal Department.

No adverse action or retribution of any kind will be taken against an employee for reporting a suspected violation of this Code or other suspected irregularity.

Violations of the Code may result in discipline, up to and including immediate termination.